Exhibit 3.37

State of Delaware Secretary of State Division of Corporations Delivered 04:32 PM 08/26/2009 FILED 04:32 PM 08/26/2009 SRV 090809654 - 3066897 FILE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

UNITED PET GROUP, INC.

Pursuant to Sections 242, 245 and 303 of the Delaware General Corporation Law

The undersigned, John T. Wilson, certifies that he is the Vice President and Secretary of United Pet Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), and does hereby further certify as follows:

(1) The name of the Corporation is United Pet Group, Inc.

(2) The name under which the Corporation was originally incorporated was United Pet Group, Inc. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 8, 1999.

(3) On February 3, 2009, the Corporation filed a petition in the United States Bankruptcy Court for the Western District of Texas, San Antonio Division seeking relief under Chapter 11 of the United States Bankruptcy Code.

(4) This Amended and Restated Certificate of Incorporation was duly adopted pursuant to a joint plan of reorganization confirmed by an order of the Bankruptcy Court on July 15, 2009 in accordance with the provisions of Sections 228, 242, 245 and 303 of the General Corporation Law of the State of Delaware.

(5) The text of the Restated Certificate of Incorporation of the Corporation as amended hereby is restated to read in its entirety, as follows:

ARTICLE ONE

The name of the Corporation is United Pet Group, Inc.

ARTICLE TWO

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington 19801, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

ARTICLE FOUR

The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000, all of which shares shall be Common Stock having a par value of $0.01.

ARTICLE FIVE

In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in these articles of incorporation, by-laws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any by-laws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

ARTICLE SIX

Pursuant to Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), the Corporation will not issue non-voting equity securities (which shall not be deemed to include any warrants or options to purchase capital stock of the Corporation); provided, however, that this provision (i) will have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) will have such force and effect, if any, only for so long as such section is in effect and applicable to the Corporation or any of its wholly owned subsidiaries and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

ARTICLE SEVEN

(a) A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. If the Delaware General Corporation Law is amended after the date of this certificate of incorporation to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

(b) The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SEVEN shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVEN to directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article SEVEN shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the by-laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Article SEVEN by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Incorporation on this 26th day of August, 2009.

/s/ John T. Wilson
John T. Wilson
Vice President and Secretary